CHIMERA INVESTMENT CORPORATION

ARTICLES OF AMENDMENT

Chimera Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the Corporation is hereby amended by deleting the existing Section 6.1 in its entirety and adding a new Section 6.1 to read as follows:

“6.1 Authorized Shares. The Corporation has authority to issue 1,100,000,000 shares of stock, consisting of 1,000,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $11,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

          SECOND: The board of directors of the Corporation, with the approval of a majority of the directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The amendment of the charter of the Corporation as set forth above has been duly advised and approved by the board of directors of the Corporation as required by law.

          THIRD: The amendment is limited to a change expressly authorized by § 2-105(a)(12) of the Maryland General Corporation Law to be made without action by the stockholders.

          FOURTH: Immediately prior to the amendment to the charter, the Corporation had the authority to issue 550,000,000 shares of capital stock, par value $0.01 per share, amounting to aggregate par value of $5,500,000, of which 500,000,000 shares were classified as “Common Stock,” par value $0.01 per share, and 50,000,000 shares were classified as “Preferred Stock,” par value $0.01 per share. Following the amendment to the charter, the Corporation will have the authority to issue 1,100,000,000 shares of capital stock, par value $0.01 per share, amounting to aggregate par value of $11,000,000, of which 1,000,000,000 shares are classified as “Common Stock,” par value $0.01 per share, and 100,000,000 shares are classified as “Preferred Stock,” par value $0.01 per share.

          FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Corporation’s shares of capital stock were not changed by the amendment to the charter.

          SIXTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 22nd day of May, 2009.

ATTEST:		CHIMERA INVESTMENT CORPORATION

By:	/s/ A. Alexandra Denahan (SEAL)	By:	/s/ Matthew Lambiase

Name: A. Alexandra Denahan		Name: Matthew Lambiase
Title: Secretary		Title: Chief Executive Officer and President